Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:

Daniel Briggs
Vice President, Finance and Investor Relations
(212) 907-6134

The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® EXTENDS CLOSING DATE FOR SALE OF INFORMATION SERVICES
— Also Announces Receipt of Consent Under Credit Facility—
NEW YORK, N.Y. (December 15, 2005) — The BISYS Group, Inc. (“BISYS” or the “Company”), a leading provider of outsourcing solutions for the financial services sector, today reported that it has reached an agreement with Open Solutions Inc. (NASDAQ: OPEN) to amend the Stock Purchase Agreement, dated as of September 15, 2005, among them and certain of their subsidiaries providing for the sale of BISYS’ Information Services group. The amendment, among other things, extends the date for completing the sale from December 31, 2005 to February 28, 2006. In connection with the amendment, Open Solutions has extended its financing commitment and BISYS has agreed to compensate Open Solutions for its out-of-pocket expenses and incremental bank fees and interest costs related to the extension. As previously announced, the transaction is subject to certain closing conditions, including the completion of an audit of the Information Services group. The completion of the audit has been delayed pending conclusion of the Company’s previously announced restatement of certain of its previously issued financial results. BISYS currently expects to complete the restatement and close the sale of Information Services prior to February 28, 2006.
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BISYS also announced that it has obtained a consent from the lenders under its Senior Unsecured Credit Facility (the “Credit Facility”) to extend the cure periods with respect to defaults resulting from the Company’s failure to file certain required financial reports and to deliver the related compliance certificates. The filings of these reports are being delayed pending completion of the restatement. The cure periods with respect to its Form 10-Q for the fiscal quarter ended March 31, 2005 and Form 10-K for the fiscal year ended June 30, 2005 have each been extended to January 31, 2006. The cure period with respect to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2005 was previously extended to January 31, 2006. In connection with this consent, BISYS repaid the $53.7 million term loan portion of the Credit Facility in full and agreed that it will not request credit under the Credit Facility until such time as it files its Form 10-K for the fiscal year ended June 30, 2005 and completes the Information Services sale. BISYS believes that its operating cash flows and cash on hand will be sufficient to support its near-term working capital and other cash requirements through the expected closing of such sale.
About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. BISYS’ Information Services group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New York, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting BISYS’ operations, markets, services and related products, prices and other factors discussed in BISYS’ periodic filings with the Securities and Exchange Commission. Such risks also include the risk that the closing of the pending sale of Information Services group of BISYS is delayed past February 28, 2006 or that the transaction will not be completed or will be completed on different terms.
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